EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 for the registration of 1,197,892 shares of common stock) and related Prospectus of Insulet Corporation for the registration of 1,197,631 shares of common stock and to the incorporation by reference therein of our reports dated March 10, 2011, with respect to the consolidated financial statements and schedule of Insulet Corporation, and the effectiveness of internal control over financial reporting of Insulet Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA
June 6, 2011